                                                FILED PURSUANT TO RULE 424(B)(3)
                                            REGISTRATION STATEMENT NO. 333-68032
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 27, 2001)

                                  $250,000,000

                             AMKOR TECHNOLOGY, INC.

    5.75% CONVERTIBLE SUBORDINATED NOTES DUE 2006 (THE "CONVERTIBLE NOTES")
                AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF
                             THE CONVERTIBLE NOTES
                           -------------------------

     This prospectus supplement relates to the resale by the holders of Amkor Technology, Inc. 5.75% Convertible Subordinated Notes due 2006 and the shares of common stock, $0.001 par value per share, issuable upon the conversion of the Convertible Notes.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated August 27, 2001, including the supplements dated September 21, 2001, October 25, 2001, November 5, 2001 and December 13, 2001 and any other amendments or supplements thereto. The terms of the Convertible Notes are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                    PRINCIPAL AMOUNT
                                     AT MATURITY OF
                                   CONVERTIBLE NOTES      PERCENTAGE OF     NUMBER OF SHARES OF    PERCENTAGE OF
                                   BENEFICIALLY OWNED   CONVERTIBLE NOTES    COMMON STOCK THAT     COMMON STOCK
              NAME                  THAT MAY BE SOLD       OUTSTANDING        MAY BE SOLD(1)      OUTSTANDING(2)
              ----                 ------------------   -----------------   -------------------   ---------------
BNP Paribas......................    $3,000,000.00           1.20000%             85,714              0.05297%
JP Morgan Chase Bank as Trustee
  of the Colgate Palmolive
  Employee Retirement Trust......    $1,000,000.00           0.40000%             28,571              0.01766%
JP Morgan Chase Bank as Trustee
  of the Delta Master Trust......    $1,750,000.00           0.70000%             50,000              0.03090%
United States Olympic
  Foundation.....................    $  750,000.00           0.30000%             21,429              0.01325%

-------------------------
(1) Assumes conversion of all of the Convertible Notes at a conversion price of $35.00 per share of common stock. However, this conversion price will be subject to adjustment as described in the prospectus. As a result, the amount of common stock issuable upon conversion of the Convertible Notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 161,746,198 shares of the common stock outstanding as of December 11, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's Convertible Notes. However, we did not assume the conversion of any other holder's Convertible Notes.

     We prepared this table based on the information supplied to us on or before December 11, 2001 by the selling securityholders named in the table.
               The date of this prospectus is December 13, 2001.